                                            Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

FLIR Systems, Inc. (“we,” “our,” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, $0.01 par value per share (the “Common Stock”).

DESCRIPTION OF COMMON STOCK

The general terms and provisions of our Common Stock are summarized below. This summary does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, our Certificate of Incorporation and our Bylaws, and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to read our Certificate of Incorporation and Bylaws, which are filed as exhibits incorporated by reference to the Annual Report on Form 10-K of which this Exhibit 4.1 is filed as part, and the applicable provisions of the DGCL for additional information.

Authorized Shares

Under our Certificate of Incorporation, we have the authority to issue 500,000,000 shares of Common Stock.

Voting Rights

Each holder of shares of our Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. Except as noted below and in the Certificate of Incorporation, or as otherwise required by the DGCL, the vote of stockholders required to decide any question brought before a stockholder meeting at which a quorum is present is a majority of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the question subject to the stockholder vote. In a contested election of directors, which is an election in which there are more nominees for election than board positions to be filled, directors are elected by the vote of a plurality of the outstanding shares present in person or represented by proxy at that meeting and entitled to vote on the election of directors. Our stockholders do not have cumulative voting rights as to the election of directors.

Dividend Rights

Subject to the preferential rights of any holders of any series of our preferred stock that may be issued in the future, the holders of the Common Stock are entitled to such dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by our board of directors from legally available funds.

Liquidation Rights

Subject to the preferential rights of holders of any series of our preferred stock that may be issued in the future, upon our liquidation, dissolution or winding-up and after payment of all prior claims against our assets and our outstanding obligations, the holders of the Common Stock will be entitled to receive, pro rata, all our remaining assets.

Fully Paid and Non-Assessable Shares; No Liability for Corporate Obligations

All issued and outstanding shares of our Common Stock are fully paid and nonassessable, which means the holders of the outstanding shares of the Common Stock may not be required to contribute additional amounts of capital or pay additional amounts with respect to such shares of the Common Stock to the Company or be liable for any obligations or liabilities of the Company that the Company may fail to discharge. A share of the Common Stock is fully paid and nonassessable if such share has been issued for consideration legally permissible under the DGCL and having a value at least equal to the par value of such share of the Common Stock.

Preemptive, Conversion, Redemption or Similar Rights

The holders of shares of the Common Stock are not entitled to any preemptive or other similar rights to subscribe for or acquire additional shares of the Common Stock or other of our securities. The shares of the Common Stock are not subject to conversion or redemption by the Company, and the holders of shares of the Common Stock do not have any right or option to convert such shares into any other security or property of the Company or to cause the Company to redeem such shares of the Common Stock. There are no sinking fund provisions applicable to the Common Stock.

Certain Anti-Takeover Effects

Certain provisions of the DGCL and our Certificate of Incorporation and Bylaws could have certain anti-takeover effects and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, as discussed below:

Authorized but Unissued Shares. Subject to the requirements of The NASDAQ Stock Market LLC and other applicable law, our authorized but unissued shares of Common Stock may be available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a tender offer, takeover attempt or otherwise.

Undesignated Preferred Stock. Our Certificate of Incorporation provides that our board of directors may issue up to 10,000,000 shares of preferred stock and fix the designations, powers, preferences and rights related to that preferred stock. Preferred stock could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive.

Advance Notice Requirements. Our Bylaws establish an advance notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders may be called by our board of directors, the executive committee (if any) of the board, and by the secretary if the Company upon the written request of stockholders who represent at least 25% of the voting power of the outstanding shares of stock and who comply with requirements of the Bylaws.

Stockholder Action by Written Consent. Under the DGCL, unless a corporation’s certificate of incorporation provides otherwise, any action to be taken at a meeting of the stockholders may be taken without a meeting if the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting consent to the action in writing. Our Certificate of Incorporation and Bylaws provide that any action required or permitted by law to be taken at a stockholders meeting may be taken without a meeting only if the action is taken by written consent by all the stockholders entitled to vote on the action.

Proxy Access. Our Bylaws contain provisions which provide that a stockholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of Common Stock representing an aggregate of at least 3% of the Company’s outstanding shares of Common Stock, may nominate and include in the Company’s proxy materials director nominees constituting up to 25% of the Board, provided that the eligible stockholder(s) and nominee(s) satisfy other applicable requirements of the Bylaws.

No Cumulative Voting or Classified Board. Our Certificate of Incorporation and Bylaws do not provide for cumulative voting on the election of directors, and we currently do not have a classified board of directors.

Interested Stockholder Transactions. The DGCL, in specified circumstances, prohibits a person who is an “interested stockholder” (defined generally as a person who owns 15% or more of a corporation’s outstanding voting stock) of a corporation listed on a National Securities Exchange from engaging in a “business combination” (defined to include, among other things, a merger, consolidation, or other transaction, including a sale, lease, or other disposition of assets with an aggregate market value equal to 10% or more of the aggregate market value of the corporation) with the corporation for a three-year period following the time the stockholder became an “interested stockholder,” unless certain requirements are met. A corporation may opt out of these restrictions in its certificate of incorporation. Our Certificate of Incorporation does not out of these restrictions.

Listing

Our Common Stock is traded on the NASDAQ Global Select Market under the trading symbol “FLIR.”

Transfer Agent

Our transfer agent and registrar is Computershare.